Exhibit 23.1
                         Consent of Wolf & Company, P.C.



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements of GreenMan Technologies, Inc. on Form S-3 (Nos. 333-22813, 333-27625, and 333-49485) of our report, which contains an explanatory paragraph about the Company's ability to continue as a going concern, dated August 7, 1998, except for Note 19 as to which the date is September 4, 1998, on the consolidated balance sheets of GreenMan Technologies, Inc. as of May 31, 1997 and 1998 and the related consolidated statements of loss, changes in stockholders' equity and cash flows for the years then ended, which report appears in the Form 10-KSB of GreenMan Technologies, Inc. for the fiscal year ended May 31, 1998.


                                                  Wolf & Company, P.C.

Boston, Massachusetts
September 14, 1998